Exhibit 10.6e

FIFTH AMENDMENT OF

FMC TECHNOLOGIES, INC. EMPLOYEES’ RETIREMENT PROGRAM

PART I SALARIED AND NONUNION HOURLY EMPLOYEES’ RETIREMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Employees’ Retirement Program Part I Salaried and Nonunion Hourly Employees’ Retirement Plan (the “Plan”);

WHEREAS, amendment of the Plan is now considered desirable to (i) update the Plan’s definition of Actuarial Equivalent in furtherance of the final U.S. Treasury regulations regarding qualified joint and survivor annuity relative value requirements; (ii) reduce the cashout amount for Small Annuities with respect to Code Section 401(a)(31) and the related Department of Labor regulations regarding the administrative handling of Small Annuities; and (iii) provide for retroactive annuity starting dates; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 11.1 Plan Amendment or Termination of the Plan, the Plan is hereby amended in the following respects:

1. Effective February 1, 2006, the first paragraph and the introductory phrase of the second paragraph of the definition of Actuarial Equivalent contained in Article I of the Plan are hereby amended and restated in their entireties to read as follows:

“Actuarial Equivalent means a benefit determined to be of equal value to another benefit, on the basis of either (a) the actuarial assumptions in Exhibit E-1, E-2, E-3, or E-4, as applicable or (b) the mortality table and interest rate described in the applicable Supplement.

Notwithstanding the above to the contrary, for purposes of optional form of benefit conversions (including optional form of benefit conversions described in Supplements 2, 3 and 4, but excluding optional form of benefit conversions described in Supplement 1), Actuarial Equivalent means a benefit determined to be of equal value to another benefit on the basis of the greater of (1) either (a) the actuarial equivalent, computed using the actuarial assumptions in Exhibit E-1, E-2, E-3, or E-4, as applicable, of the accrued benefit as of February 1, 2006 or (b) the actuarial equivalent, computed using the mortality and interest rate described in the applicable Supplement, of the accrued benefit as of February 1, 2006, or (2) the actuarial equivalent, computed using the RP-2000 Combined Healthy Participant Table (RP2000CH), weighted 80% male/20% female and 6% interest compounded annually, of the accrued benefit as of the date of determination on or after February 1, 2006.

Notwithstanding anything herein to the contrary, for purposes of Section 12.8 and the determination of the optional form of benefit conversion to the Level Income Option described in Section 6.2.4, Actuarial Equivalent value shall be determined as follows (provided, that with respect to the Level Income Option optional form of benefit conversion determination, Actuarial Equivalent value shall be determined on the basis of the greater of (1) either (a) the actuarial equivalent, computed using the actuarial assumptions in Exhibit E-1, E-2, E-3, or E-4, as applicable, of the accrued benefit as of February 1, 2006 or (b) the actuarial equivalent, computed using the mortality and interest rate described in the applicable Supplement, of the accrued benefit as of February 1, 2006, or (2) the actuarial equivalent, computed as provided below, of the accrued benefit as of the date of determination on or after February 1, 2006):

2. Effective February 1, 2006, the first sentence of Section 6.2.2 is hereby amended and restated in its entirety to read as follows:

A 50% Joint and Survivor’s Annuity is an immediately annuity which is the Actuarial Equivalent of an Individual Life Annuity, but which provides a smaller monthly annuity for the Participant’s life than an Individual Life Annuity.

3. Effective February 1, 2006, the first sentence of Section 6.2.3 is hereby amended and restated in its entirety to read as follows:

A 100% Joint and Survivor’s Annuity is an immediate annuity which is the Actuarial Equivalent of an Individual Life Annuity, but which provides a smaller monthly annuity for the Participant’s life than an Individual Life Annuity.

4. Effective February 1, 2006, the first sentence of Section 6.2.4 is hereby amended and restated in its entirety to read as follows:

The Level Income Option provides greater monthly annuity payments prior the Participant’s 62nd birthday (determined in accordance with the definition of Actuarial Equivalence in Article I) and after such birthday provides reduced monthly annuity payments in an amount which, when added to the Primary Social Security Benefits which the Participant could elect to receive, approximately equals the amount of the monthly annuity paid prior to the Participant’s 62nd birthday.

5. Effective January 1, 2004, Section 6.3.2 is hereby amended by adding the following sentence to the end thereof to read as follows:

Notwithstanding the above to the contrary, effective January 1, 2004, in the event a Participant elects a Retroactive Annuity Starting Date as provided in Section 6.6, the notice under 6.3.1 shall be provided to the Participant on or about the date that the Participant files an election for a Retroactive Annuity Starting Date.

6. Effective January 1, 2004, Section 6.3.5 is hereby added to the Plan to read as follows:

Notwithstanding the foregoing provisions in Section 6.3, effective January 1, 2004, a Participant may elect a Retroactive Annuity Starting Date (as defined in Treas. Reg. 1.417(e)-l(b)(3)(iv)(B)), pursuant to Section 6.6. In the event that the notice information described in Section 6.3 is provided to the Participant after the Participant’s Annuity Starting Date (as defined in Section 417(f)(2) of the Code) or Retroactive Annuity Starting Date, the Participant shall have at least 30 days after the date the notification is provided to make the election described in Section 6.3. The Participant may waive this 30 day period pursuant to the provisions of Section 6.3.4.

7. Effective January 1, 2004, Section 6.6 is hereby added to the Plan to read as follows:

6.6. Election of Retroactive Annuity Starting Date Effective January 1, 2004, a Participant may elect a “Retroactive Annuity Starting Date” (as defined in Treas. Reg. 1.417(e)-l(b)(3)(iv)(B)), that occurs on or before the date the notice information described in Section 6.3 is provided to the Participant, provided the following conditions are satisfied:

(a)	The Participant’s spouse (including an alternate payee who is treated as the spouse under a qualified domestic relations order), determined as if the date distributions commence were the Participant’s Annuity Starting Date (as defined in Section 417(f)(2) of the Code), consents to the Participant’s election of a Retroactive Annuity Starting Date. The spousal consent requirement of this Section 6.6(a) is satisfied if such consent satisfies the conditions of Section 6.3.3 above.

(b)	If the date distribution commences is more than 12 months from the Retroactive Annuity Starting Date, the distribution provided based on the Retroactive Annuity Starting Date shall satisfy Section 415 of the Code as though the date distribution commences is substituted for the annuity starting date for all purposes, including for purposes of determining the applicable interest rate and applicable mortality table, (as defined in Article I).

(c)	If the distribution is payable as a lump sum, the distribution amount shall not be less than the present value of the Participant’s accrued benefit, determined (i) using the applicable mortality table and applicable interest rate as of the distribution date or (ii) using the applicable mortality table and applicable interest rate as of the Participant’s Retroactive Annuity Starting Date. For purposes of this paragraph (c) applicable mortality table and applicable interest rate are defined in Article I.

If a Participant elects a Retroactive Annuity Starting Date the following provisions shall apply:

(a)	future periodic payments shall be the same as the future periodic payments, if any, that would have been paid with respect to the Participant had payments actually commenced on the Retroactive Annuity Starting Date;

(b)	the Participant shall receive a make-up payment to reflect any missed payment or payments for the period from the Retroactive Annuity Starting Date to the date of actual make-up payment (with appropriate adjustment for interest from the date the missed payment or payments would have been made to the date of the actual make-up payment);

(c)	the benefit determined as of the Retroactive Annuity Starting Date shall satisfy Section 417(e)(3) of the Code, if applicable, and Section 415 with the applicable interest rate and applicable mortality table (as defined in Article I) determined as of that date; and the Retroactive Annuity Starting Date shall not precede the date the Participant could have otherwise started receiving benefits under the Plan.

8. Effective for distributions made on or after January 1, 2005, the first paragraph of Section 12.8 contained in Article XII of the Plan is hereby amended and restated in its entirety to read as follows:

If the sum of (a) the lump sum Actuarial Equivalent value of a Normal, Early, or Deferred Retirement Benefit under Article III, Termination Benefit (payable at the Participant’s Normal Retirement Date) under Article IV, or Survivor’s Benefit under Article VII, excluding any Aetna or Prudential nonparticipating annuity; and (b) the lump sum Actuarial Equivalent value of any Aetna or Prudential nonparticipating annuity is equal to $1,000 (or such other amount as may be prescribed in or under the Code) or less, such amounts shall be paid in a lump sum as soon as administratively practicable following the Participant’s retirement, termination of employment or death.

9. Effective February 1, 2006, Section 13.3.6 is hereby amended and restated in its entirety to read as follows:

If payment of the minimum accrued benefit commences at a date other than Normal Retirement Date, or if the form of benefit is other than an Individual Life Annuity, the minimum accrued benefit shall be the actuarial equivalent of the minimum accrued benefit expressed as an Individual Life Annuity commencing at Normal Retirement Date pursuant to Exhibits E-1, E-2, E-3 and E-4, except with respect to the optional form of benefit conversion, the minimum accrued benefit shall be determined pursuant to the definition of Actuarial Equivalent.

10. Effective February 1, 2006, the first sentence of the definition of Life and Term Certain Annuity in Section 3-5 of Supplement 3 – Moorco International Inc. Retirement Income Plan is hereby amended and restated in its entirety to read as follows:

A Life and Term Certain Annuity is an immediate annuity which is the Actuarial Equivalent of an Individual Life Annuity, but which provides a smaller monthly annuity for the Participant’s life than an Individual Life Annuity.

11. Effective February 1, 2006, the first sentence of the definition of Life and Term Certain Annuity in Section 4-6 of Supplement 4 – Smith Meter, Inc. Salaried Retirement Plan is hereby amended and restated in its entirety to read as follows:

A Life and Term Certain Annuity is an immediate annuity which is the Actuarial Equivalent of an Individual Life Annuity, but which provides a smaller monthly annuity for the Participant’s life than an Individual Life Annuity.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative 24TH day of OCTOBER, 2006.

FMC Technologies, Inc.

By:
Vice President
Human Resources